EXHIBIT 10.40

CONFORMED COPY

THIS AMENDMENT NO. 4 (this “Amendment”) to the Stock Purchase Agreement dated as of September 1, 2000 (the “Stock Purchase Agreement”) by and between ATCDG Acquisition Corp., Inc. (“Acquisition Corp.”) and Aftermarket Technology Corp. (“Seller”) is entered into December 28, 2001 by and between ATC Distribution Group, Inc. (the “Company”) (as successor by merger to Acquisition Corp.) and Seller.

WHEREAS, the Company issued 8,650 shares of its Series B Preferred Stock, par value $0.01 per share (the “Shares”), to Seller in connection with the acquisition of the Company from Seller on October 27, 2001, in accordance with the terms of the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement of even date herewith by and between ATCDG Holdings Corp., Inc. (“Holdings”) and Seller, Seller is selling, and Holdings is purchasing, all of the Shares (the “Purchase”);

WHEREAS, in connection with the Purchase, Seller and the Company desire to amend the Stock Purchase Agreement to account for the Purchase;

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Amendment and Restatement of Section 9.01(c)(i).  Section 9.01(c)(i) of the Stock Purchase Agreement will be amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary provided in this Agreement, except as provided in Section 9.01(c)(ii), the aggregate liability of Seller under Section 9.01(c)(i), (iv) and (v) shall not exceed $12,000,000 in cash (the “Cash Cap”).  Indemnification payments by Seller under Section 9.01(c)(i), (iv) and (v) shall be paid by means of draws against the Letter of Credit, which shall be deemed to be a payment against the Cash Cap on a dollar-for-dollar basis, until the earlier to occur of (A) the exhaustion of the aggregate amount of the Letter of Credit by such draws or (B) the expiration or termination of the Letter of Credit in accordance with its terms.  Subsequent to the earlier to occur of events (A) or (B) in the preceding sentence, indemnity payments by Seller under Section 9.01(c)(i), (iv) and (v) shall be made by Seller, until the remaining amount of the Cash Cap shall have been exhausted.”

2.             Removal of References to the term “Stock Cap” from the Agreement.

a.             The line containing the term “Stock Cap” and the reference to “Section 9.01(a)” shall be deleted from Section 1.02 of the Stock Purchase Agreement.

b.             Section 9.01(c)(ii) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Notwithstanding the provisions of Section 9.01(c)(i): (A) the Unlimited Claims and claims for Damages of Buyer Indemnitees resulting from liabilities and obligations described in Section 9.01(a)(iii) shall not be subject to any such maximum cap on the indemnification obligation of Seller and (B) indemnification payments by Seller in respect of the Unlimited Claims and claims for Damages of Buyer Indemnitees resulting from the liabilities and obligations described in Section 9.01(a)(iii) shall not be considered or counted in applying any of the provisions of Section 9.01(c)(i) regarding calculation of the Cash Cap.”

c.             The first paragraph of Section 9.04(d)(iv) of the Stock Purchase Agreement (i.e., the paragraph up to Section 9.04(d)(iv)(x)) shall be amended and restated in its entirety to read as follows:

“the Indemnifying Parties covenant that they will pay, as appropriate: (A) the portion of the Proposed Settlement Amount that both (1) exceeds the Aggregate Basket, if applicable to Indemnitee and such claim or Proceeding, taking into account all previous Damages that Buyer and Seller reasonably agree have been incurred by Buyer Indemnitees and would have been indemnified pursuant to Section 9.01(a), but for the provisions of Section 9.01(b), and (2) is less than the remaining portion of the Cash Cap, if applicable to Indemnitee and such claim or Proceeding, taking into account all previous indemnity payments by the Indemnifying Parties pursuant to Sections 9.01(a)(i), (iv) and (v) (the portion of the Proposed Settlement Amount that satisfies both clause (1) and clause (2), above, is the “Indemnifiable Amount”), if the Indemnifiable Amount exceeds the remaining portion of the Proposed Settlement Amount (the “Unindemnifiable Amount”); or (B) one-half of the Proposed Settlement Amount (the “Half Amount”), if the Unindemnifiable Amount equals or exceeds the Indemnifiable Amount, then the liability of the Indemnifying Parties with respect to such claim or Proceeding shall be determined as follows:”

d.             Section 9.04(g)(x) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“if the amount of such final judgment, arbitration order or settlement payable by the Buyer Indemnitees (the “Ultimate Amount”) is less than or equal to the remaining portion of the Cash Cap, taking into account all previous indemnity payments by Seller pursuant to Sections 9.01(a)(i), (iv) and (v) (the “Unused Cap”), the Seller’s liability under this Article IX with respect to such claim or Proceeding shall equal the greater of (1) the portion of the Ultimate Amount for which Seller would be liable pursuant to this Article IX (including, without limitation, Section 9.01(b), taking into account all previous Damages that Buyer and Seller reasonably agree have been incurred by Buyer Indemnitees and would have been indemnified pursuant to Section 9.01(a), but for the provisions of Section 9.01(b)) and (2) one-half of the Ultimate Amount; and”

3.             Status of Agreement.  Except as expressly provided in this Amendment, in Amendment No. 1 dated October 20, 2000, in Amendment to Stock Purchase Agreement dated October 27, 2000, in Amendment No. 2 to Stock Purchase Agreement dated May 25, 2001 and in Amendment No. 3 to Stock Purchase Agreement dated October 19, 2001, all of the terms and conditions of the Stock Purchase Agreement remain in full force and effect and fully binding upon and enforceable against the parties thereto.

4.             Miscellaneous.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors, assigns and legal representatives.  This Amendment may be amended or modified only by a written instrument executed by the parties hereto.  With respect to the parties’ rights and obligations under this Amendment, this Amendment shall be governed, construed and enforced in accordance with the laws of the State of New York, without regard to any state’s or jurisdiction’s choice of laws principles to the contrary.  The headings of the sections in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Barry C. Kohn
Name: Barry C. Kohn
Title: Chief Financial Officer

ATC DISTRIBUTION GROUP, INC.

By:	/s/ Robert Fitzsimmons
Name: Robert Fitzsimmons
Title: Vice President